                                                                   EXHIBIT 10.16



                      INDEPENDENT ENERGY (UK) LIMITED  (1)




                                     -and-



                           VULCAN ENERGY LIMITED  (2)





                      ___________________________________

                       Buy-in Agreement relating to the
                      UK LANDWARD EXPLORATION LICENCES
                       OF INDEPENDENT ENERGY UK LIMITED
                      ___________________________________

                            LICENCE BUY-IN AGREEMENT
                            ------------------------


THIS BUY-IN AGREEMENT is made the (       )  day of (       ) 1999

BETWEEN

(1) INDEPENDENT ENERGY UK LIMITED whose registered office is at 30 Aylesbury Street, London EC1R 0ER (hereinafter called the "Seller"); and

(2) VULCAN ENERGY LIMITED whose registered office is at 1 Mitchell Lane, Bristol, BS1 6BU (hereinafter called the "Buyer");

     The Seller and the Buyer being hereinafter collectively referred to as the "Parties".

WHEREAS:-

(A) The Seller and Altwood Petroleum Limited ("Altwood") are together the beneficial owners of the entire undivided interest in United Kingdom Landward Exploration Licences as described in Schedule 1 hereto ("the Licence Areas").

(B) The Seller holds a ninety six percent (96%) interest in the carve-out areas contained within the Licence Areas, the former being the subject of this Agreement ("the Buy-in Areas") and are detailed by National Grid References in Schedule 2 hereto.

(C) The Buyer accepted a half interest in the original offer of participation in the 1998 Exploration Programme of Independent Energy UK Limited, as offered by Mr Burt H Keenan. That offered for sale for the capped sum of four million five hundred thousand pounds Sterling (Pounds)4.5 million) a Working Interest of forty five percent (45%) and a Participating (Paying) interest of forty nine percent (49%), to be conveyed out of the interest of the Seller in the seven petroleum prospects covered by the carve-out areas detailed in Schedule 2 hereto, and an option to farmin or buy-in to the ten exploration leads covered by the carve-out areas detailed in Schedule 4 hereto, all such carve-out areas contained within the UK Landward Licence holdings of Independent Energy UK Limited.

(D) Subject to the terms and conditions of this Agreement the Buyer desires to pay towards the cost of the Farmin Works, two million two hundred and fifty thousand pounds Sterling (Pounds)2.25 million) to earn a twenty two and a half percent (22.5%) Working Interest and a twenty four and a half percent (24.5%) Participating (Paying) Interest over the Buy-in Areas, and an option over the Option Areas.

(E) Subject to the terms and conditions of the Farmin Agreement (Schedule 10 hereto), the Farmee has agreed to pay on behalf of itself and the Farmor (the Seller of this Agreement), one hundred percent (100%) of the costs of the Farmin Works (less (Pounds)2.25 million) to earn a thirty two percent (32%) interest over the Farmin Areas. In this way the Farmin Works will be executed no matter what the actual cost may be, and the Buyer's capped investment will assist in achieving the objectives of the 1998 Exploration Programme.

(F)  By a Deed of Cross Indemnity of even date in the form attached hereto as
     Schedule 9 the Parties have given certain undertakings with respect to the fulfilment of their obligations as Licensees in so far as such obligations affect the Buy-in Areas.

(G) The Secretary's confirmation that he has no objection in principle to the arrangements contemplated by this Agreement has been sought and this Agreement shall be subject to such confirmation.


NOW THEREFORE, in consideration of the mutual covenants and undertakings herein expressed the Parties agree as follows:-


1.  DEFINITIONS AND INTERPRETATIONS

1.1  "Abandon"            -  or any derivative of the word "Abandon" means:

                             (a) properly plugging and abandoning a Well in
                                 compliance with all applicable Regulations;

                             (b) site restoration of the Wellsite to the
                                 satisfaction of the terms of the planning consent, and of any governmental body having jurisdiction with respect thereto and to the reasonable satisfaction of the owner or occupier of the surface, and ;

                             (c) furnishing satisfactory evidence of compliance
                                 with the foregoing requirements;

     "Abandonment Costs"  -  means all costs and expenses incurred in or incidental to Abandon a Well and restore a Wellsite;

     "Affiliate"          -  means, with respect to a Party, a person,
                             corporation, company or other legal entity or partnership which controls, is controlled by or is under common control with that party and, for the purposes of this definition, "control" means the direct or indirect ownership of, or other ability to direct, more than 50% of the voting rights in a corporation, company or other legal entity or partnership;

     "Area"               -  means either or both a Farmin Area or an Option
                             Area as the context requires ;

     "Business Day"       -  means any day on which banks in London, England
                             are open to transact commercial business generally, excluding any Saturday, Sunday or bank holidays in England and Wales;

     "Buy-in Areas"       -  are the seven (7) carve-out areas from the
                             Seller's Licence Areas to be purchased by the Buyer as set out in Clause 2 and 3 hereof;

     "Capping and         -  means to install production casing or liner,
      Suspension"            and to shut-in the Well and suspend operations in
                             accordance with good oilfield practice, and to secure the wellhead in a lockable cage and a security fenced area with lockable gate, and the site enclosed by stock proof fencing;

     "Capping Costs"      -  means all costs and expenses incurred in or
                             incidental to the Capping and Suspending of a Well or Wellsite;

     "Complete"           -  or any derivative of the word "Complete" means the
                             acquisition and installation of all tubing, all subsurface equipment necessary to conduct production testing and production, including pump and sufficient tankage, if initially required, to production test the Well, and all other equipment, all procedures and all material necessary for the permanent preparation of a Well for the taking of production up to and including the outlet valve on the wellhead;

     "Completion Costs"   -  means all costs and expenses incurred in or
                             incidental to the Completion of a Well;

     "Condensate"         -  means a mixture of mainly pentanes and heavier
                             hydrocarbons that may be contaminated with sulphur compounds, that is recovered or is recoverable at a Well from an underground reservoir and that may be gaseous in its virgin reservoir state but is liquid at the conditions under which its volume is measured or estimated;

     "Contract Depth"     -  means the lesser of:

                             a) the depth sufficient to evaluate to the
                                reasonable satisfaction of Farmor all zones comprised in each of the respective Farmin Areas, down to and including the geological formations set forth in Schedule 2 hereto, and;

                             b) the depths given in Schedule 2 hereto;

     "Contract Operator"  -  is to be initially the Farmee acting on behalf of the Farmor to carry out the Farmin Works, this relationship being further detailed in Clause 12.1 of the Farmout Agreement;

     "Crude Oil"          -  means a mixture mainly of pentanes and heavier
                             hydrocarbons that may be contaminated with sulphur compounds, that is recovered or is recoverable from a Well that is liquid at the conditions under which its volume is measured or estimated and includes all other hydrocarbon mixtures so recovered or recoverable except raw gas and Condensate:

     "Drill"              -  or any derivative of the word "Drill" means the
                             drilling, coring, logging and flow testing of a well to explore for and produce Petroleum;

     "Drilling Costs"     -  means all costs and expenses incurred in or
                             incidental to the Drilling of a Well and, in the case of a Well that is not Capped for the subsequent taking of production, includes the cost of Abandoning the Well;

     "Effective Date"     -  means the date hereof:-

     "Equip"              -  or any derivative of the word "Equip" means the
                             installation of equipment required to
                             produce Petroleum from a Well including, without limitation, a pump or other artificial lift equipment, the installation of flowlines on the Wellsite and production tankage serving such Well, where necessary a heater, dehydrator, separator compression facilities or other facility for the initial treatment of the Petroleum produced from such Well, in order to treat or prepare such production for transport to market, but excluding costs incurred beyond the point of entry into a gathering system, plant or other common facility;

     "Equipping Costs"    -  means all costs and expenses incurred in or
                             incidental to the Equipping of a Well;

     "Farmee and Farmor"  -  are parties to the Farmout Agreement, with the
                             Farmor being Independent Energy UK Limited, and the Farmee being Archean Energy (U.K.) Limited and ISO (U.K.) Limited;

     "Farmin Account"     -  is the joint bank account holding monies to be used
                             for the conduct of the Farmin Works;

     "Farmout Agreement"  -  is the agreement under which Independent Energy UK
                             Limited has arranged to farmout a percentage interest in the Buy-in Areas and the Seismic Option Areas, and is included herein as Schedule 10;

     "Farmin Areas"       -  are the seven (7) carve-out areas from the Farmin
                             Licences, Farmin Percentage interests in which are to be earned by the Farmee by drilling the Farmin
                             Wells. Such areas are detailed by the National Grid
                             References in Schedule 2, and are the same as the Buy-in Areas;

     "Farmin Licences"    -  means the UK Landward Petroleum Licences containing
                             the Farmin Areas, as set forth in Schedule 1 hereto;

     "Farmin Percentage"  -  has the meaning attributed to it in Clause 4.1 of the Farmout Agreement and Clause 4.3 herein;

     "Farmin Procedure"   -  means the procedure set forth in Schedule 12 of the
                             Farmout Agreement;

     "Farmin Period"      -  is the period of time from the effective date of
                             the Farmout Agreement until the fulfilment of the Farmin Works in accordance with that Agreement;

     "Farmin Well"        -  is any one of the seven (7) wells to be drilled by
                             the Farmee upon the Farmin Areas and constituting part of the Farmin Works;

     "Farmin Works"       -  means all work performed by the Farmee in the
                             Drilling to Contract Depth, Capping and Suspension or Abandoning, as the case may be, of a Farmin Well on each of the seven Farmin Areas, including shooting and the processing of at least 150 kilometres of seismic data over the Option Areas ;

     "Farmin Works        -  are the costs, liabilities and expenses of
     Costs"                  executing the Farmin Works. Such costs to be
                             inclusive but not restricted to the costs of seismic permitting, access, damages, the seismic survey contract, the drilling site construction and access, the drilling contractor, waste disposal, drilling supplies and fuel, all well evaluation surveys, wireline and drill stem testing, casing, cementing, Capping and Suspension or Abandonment ;

     "Finishing Date"     -  is the date upon which any one of the Farmin Wells
                             has been Capped and Suspended or Abandoned in accordance with this Agreement and to the satisfaction of the HSE/DTI;

     "GAAP"               -  means generally accepted accounting principles for
                             the United Kingdom;

     "Gross Proceeds"     -  means the total amount payable by the purchaser of
                             Petroleum at the Gross Sales Price;

     "Gross Revenue"      -  means the difference between Gross Proceeds and the
                             transportation costs incurred or allocated in connection with the applicable Petroleum produced from a Well from the well site to the point of sale, treatment costs to render Crude Oil and

                             Condensate saleable and, if sales of Crude Oil and Condensate are not made at the outlet of the on-site tankage for the particular Well, the transportation of such Crude Oil and Condensate to the point of sale, and for Natural Gas, the actual costs payable to third parties to gather, compress, treat, process and transport such Natural Gas up to the point of sale or, if such gathering, compressing, treatment, processing or transportation facilities owned by the Farmee are used to gather, compress, treat, process or transport such Natural Gas, a reasonable fee, comprised of both operating and return on capital components, for the use of such facilities ;

     "Gross Revenue       -  has the meaning attributed to it in Clause
      Interest"              4.4;

     "Gross Sales Price"  -  is the price obtained for the sale of Petroleum produced from the Areas at the point of sale, to a non-Affiliated Company, or else as an arms length transaction at a price which shall never be less than the Market Price, as agreed by the Joint Venture and Gross Revenue Interest Parties or subject to determination by a third party expert acceptable to the Seller and the Buyer, but such price not to be less than the fair market value;

     "HSE/DTI"            -  are to two governmental organisations responsible
                             for granting operational consents and having control over petroleum reservoir matters (the
                             Health and Safety Executive's Offshore Safety
                             Division, and the Department of Trade and Industry's Oil and Gas Division);

     "Joint Operating     -  is an agreement controlling the conduct
      Agreement" (JOA)       of the Joint Venture and joint operations on the
                             Areas, the principle of which are given in Schedule
                             7 hereto;

     "Joint Venture"      -  means a venture in which the Farmee, Seller, Buyer
                             and Altwood shall jointly participate in further activities upon any Petroleum discoveries made with respect to the Areas;

     "Joint Venture       -  a bank account holding all monies of the
      Account"               Joint Venture;

     "Letter Agreement"   -  is the letter of the 27th August 1998, from
                             Independent Energy to DIG, signed by Mr W E Evans for the Farmor, and countersigned by Mr John Gunton for the Farmee;

     "LIBOR"              -  means the rate announced from time to time as the
                             London Inter-Bank Offering Rate by the main branch of the Licence Operator's principal bank in London, England;

     "Licence"            -  means either or both a Farmout Licence or Option
                             Licence as the context requires;

     "Licence Areas"      -  the areas subject to the UK Landward petroleum
                             licences held by the Farmor and Altwood at the effective date of this Agreement, as set forth in
                             Schedule 1 hereto;

     "Licence Operator"   -  is the licensee approved by the Department of Trade
                             & Industry (DTI) to operate the Licence Areas, subject to change under the rules of the JOA and with the approval of the DTI.

     "Market Price"       -  means the price at which Petroleum is sold or
                             deemed to have been sold which is not unreasonable, having regard to all market conditions applicable to similar kinds, quantities and quality of Petroleum in arm's length transactions at the time of the sale or deemed sale of such Petroleum;

     "Natural Gas"        -  means Petroleum other than Crude Oil and
                             Condensate;

     "Operate"            -  or any derivative of the word "Operate" means to
                             carry out functions and duties of the operator pursuant to the Joint Operating Agreement, together with duties imposed by this Agreement;

     "Operating Costs"    -  means all direct and indirect costs and expenses
                             incurred in or incidental to Operating a Well, exclusive of Drilling Costs, Completion Costs and
                             Equipping Costs pursuant to this Agreement and the JOA;

     "Option Areas"       -  mean the ten (10) Areas covered by the option
                             rights of the Farmee and Buyer, such Areas being detailed in Schedule 4 hereto;

     "Option Licences"    -  means the UK Landward Petroleum Licences of the
                             Seller containing the Option Areas as set forth in
                             Schedule 4;

     "Option Well"        -  means a Well drilled by the Farmee on an Option
                             Area;

     "Option Work         -  means all work performed by the Farmee in
      Programme"             the Drilling, Capping and Suspension or Abandoning,
                             as the case may be, on all Option Wells on any of the Option Areas;

     "Option Work         -  means the costs and expenses of executing
     Programme Costs"        the Option Work Programme";

     "Party"              -  means a Party to this Agreement and "Parties" means
                             any two or more of them;

     "Paying Interest"    -  means, for each operation, a Party's proportionate
                             share (expressed as a percentage) of all the costs and expenses incurred or payable in respect to the applicable operation, as set forth in the table of Clause 4.3 hereto;

     "Payout"             -  means:

                             a) in respect to the Farmin Works, that the Buyer has received out of its share of the Gross Revenue from the Farmin Wells, all of its share of the Farmin Works Costs, the Gross Revenue Interest payments and Operating Costs incurred in respect of all Farmin Wells up to that time, which recovery by Buyer shall be limited to two million two hundred and fifty thousand pounds Sterling (Pounds)2.25 million);

                             b) in respect to the Option Work Programme, that the Buyer and Farmee have received out of their respective share of the Gross Revenue from the Option Wells, the Option Work

                                 Programme Costs, the Gross Revenue Interest payments and Operating Costs incurred by Buyer or Farmee, as the case may be, in respect of such Option Work Programme up to that time;

     "Payout Date"        -  the date of the full Payout from the Gross Revenue
                             from one or more Petroleum discoveries made within the Farmin Areas, or the Option Areas, as the case may be.

     "Permitted           -  means:
      Encumbrances"
                             a)  liens for taxes, assessments or governmental
                                 charges which are not due or delinquent;

                             b) liens incurred or created in the ordinary course of business as security in favour of any other person who is conducting the development or operation of the property to which such liens relate for the Party's share of the costs and expenses of such development or operation which are not due or delinquent;

                             c) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due ;

                             d) easements, rights of way, servitude's or other similar rights in land (including, without limitation, rights of way and servitude's for railways, sewers, drains, gas and oil pipelines, gas and water mains, and electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables);

                             e)  the right reserved or vested in any
                                 municipality or governmental or other public authority by terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

                             f)  governmental requirements of general
                                 application, including, without limitation, those respecting production rates or other operational matters;

                             g) the encumbrances specifically described in Schedules 1, 2 and 4, and;

                             h)  the terms and conditions of the Licences;

     "Petroleum"          -  shall have the meaning of the 1934 Petroleum
                             (Production) Act ;

     "Regulations"        -  means all statutes, laws, rules, orders,
                             regulations or directives in effect from time to time and made by any governmental authority having jurisdiction over the Parties, the Licenses, the surface rights, and the operations to be conducted thereon;

     "Replacement Farmin  -  has the meaning attributed to it in Clause
      Well"                  7.6;

     "Secretary"          -  means the Secretary of State for Trade and Industry
                             of the United Kingdom;

     "Seismic Option      -  are the areas to be further evaluated by
      Areas"                 the seismic survey work and/or other work, and to
                             be the subject of further drilling at the Option of the Buyer and Farmee, as set out in Clause 7.1(i) hereof;

     "Spud"               -  means that a drilling rig of adequate capacity to
                             drill the Farmin Well or Option Well to Contract
                             Depth, as the case may be, is rigged upon the well site and a drilling bit has penetrated the surface;

     "Substitute Farmin   -  has the meaning attributed to it in Clause
      Well"                  6.2;

     "Well"               -  means the well or wells Drilled or to be Drilled by
                             Farmee pursuant to the provisions of this Agreement, and;

     "Working Interest"   -  means a Party's interest, expressed as a
                             percentage, in the Licences, Areas and the Petroleum produced from the applicable Wells .

1.2  Interpretations

     a) References to documents in the form of those contained in Schedules 5, 6 and 8 shall be construed as references to such documents subject to such amendments as may be requested by the Secretary and as are approved by the Parties, such approval not to be unreasonably withheld.

     b) Except as the context otherwise requires, references in this Agreement to Clauses, sub-Clauses, Recitals or Schedules are to clauses or sub-clauses of or recitals or the Schedules to this Agreement.

     c) The headings in this Agreement are for convenience only and shall not affect the construction, interpretation or validity of this Agreement.

     d) Reference to the singular includes a reference to the plural and vice versa.


1.3  The following Schedules are attached to and made part of this Agreement:

     Schedule 1 UK Landward Area Licence Interests of Independent Energy UK Limited

     Schedule 2    Carve-out Areas for the Farmin Areas

     Schedule 3 Farmin Wells - The Well Depths and Bottom Hole Geological Formations

     Schedule 4 Carve-out Areas for the Exploration Leads of the Seismic Option Areas

     Schedule 5    Deed of Assignment of the Licence

     Schedule 6    Assignment of Percentage Interest

     Schedule 7    Principles of Joint Operating Agreement

     Schedule 8    Accounting Procedure

     Schedule 9    Deed of Cross Indemnity

     Schedule 10   Farmout Agreement

     Schedule 11   Seller's Existing and Planned Production Projects


1.4  Precedence

     (a) If a term or provision contained in the Body of this Agreement conflicts with a term or provision contained in any Schedule, the term or provision in the Body of this Agreement shall prevail .

     (b) If a term or provision contained in the Licences conflicts with a term or provision of this Agreement, the term provision in the Licenses shall prevail.

1.5  No Partnership

     Nothing herein contained shall be construed as creating a partnership or association or any similar kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party.


1.6  Currency

     All reference to monetary amounts in this Agreement shall be in the lawful currency of England and Wales unless specified otherwise.


1.7  Computation Time

     Except where expressly provided otherwise herein, the reference in this Agreement to a period of time from a specific day to a later specific or defined day shall not count the day on which such period commenced and shall include up to 4;00pm on the day on which such period ends, provided that, if any such period would otherwise end on a day which is not a Business Day, then such period shall be extended to 4:00pm on the first Business Day after the day on which such period would have otherwise ended.


1.8  Reference to Time

     Except where expressly provided otherwise herein, all references to any time of day shall refer to local time in LONDON, ENGLAND.

2    BUYER'S OBLIGATIONS

     In consideration of the Assignment by the Seller to the Buyer on the terms and subject to the conditions of this Agreement of a 22.5% Working Interest and a 24.5% Participating Interest in respect of the Buy-in Areas, together with options for the Buyer's further Buy-in to a 22.5% Working Interest and a 24.5% Participating Interest in respect of the Option Areas, and in consideration of the general obligations of the Seller undertaken to the Buyer in this Agreement, the Buyer hereby agrees to pay to the Seller the sum of (Pounds)2.25 million, being the total amount of the Buyer's contribution to the costs of the Farmin Works and the Seller hereby undertakes to the Buyer to apply the sum of (Pounds)2.25 million paid to it in accordance with this sub-clause 2.1 towards the costs of the Farmin Works.

2.2 If the Secretary's consent and approval to this Agreement, or the Farmout Agreement not be obtained then such payment shall be refunded by the Seller to the Buyer.


3    ASSIGNMENT OF BUY-IN PERCENTAGE

3.1 The Seller undertakes to use its reasonable endeavours to procure the consent and approval of the Secretary to this Agreement, the Farmout Agreement, and to the Deeds of Assignment of the Licence, for each of the Farmout Licences, and the Assignment of Percentage Interest, as set out in Clause 2 and Clause 4.3, for each of the Farmout Areas. Should such consent and approval of the Secretary not be obtained within 60 days of the execution of this Agreement, then

     a) the payment under Clause 2 shall be refunded by the Seller to the Buyer within a further seven Business Days; and

     b) this Agreement shall terminate and the Buyer be entitled to treat this Agreement as rescinded.

3.2 Such assignments by the Seller to the Buyer shall be substantially in the form set out in Schedule 5 and 6 hereto, subject only to any amendments required by the Secretary.

4    GROSS REVENUE INTERESTS AND PAYOUT

4.1 In the event that any Petroleum should be discovered and produced from the Buy-in Areas on long term test or under a field development plan, the Buyer shall until Payout of its (Pounds)2.25 million portion of the Farmin Works Costs receive fifty percent (50%) of the Gross Revenue thereof.

4.2 The Seller and/or Altwood shall, at their option, continue to hold the Gross Revenue Interests until the Payout Date, or until the end of the production of petroleum from the Buy-in Areas.

4.3 The Seller and Altwood shall with respect to any Buy-in Area have the option to continue on the basis of their Gross Revenue Interests or to convert such Gross Revenue Interests to the Paying and Working Interests, as shown in the table below: -


    PARTY                                PERCENTAGE INTERESTS
--------------------------------------------------------------------------------
                   BEFORE PAYOUT                               AFTER PAYOUT
--------------------------------------------------------------------------------
             Paying         WORKING          GROSS         PAYING       WORKING
                                            REVENUE
--------------------------------------------------------------------------------
Farmee      100.0             50.0*             -           32.0            32.0
        (less (Pounds)2.25M)
--------------------------------------------------------------------------------
Buyer      (Pounds)2.25M      50.0*             -           24.5            22.5
--------------------------------------------------------------------------------
IE            0.0              0.0             13.0         43.5            41.5
--------------------------------------------------------------------------------
AP            0.0              0.0              2.0          0.0             4.0
--------------------------------------------------------------------------------
TOTALS      100.0            100.0             15.0        100.0           100.0
--------------------------------------------------------------------------------

*    Subject to one half of the 15% GRI.

4.4 The Gross Revenue Interests to be paid by the Buyer to the Seller and Altwood shall be six and a half (6.5) percent and one (1) percent respectively. Such payments shall be subject only to the deduction from the Gross Proceeds thereof of the transportation costs of the Petroleum or other substances produced.

4.5 The Seller and Altwood shall be able to exercise such option to convert to a Working Interest with respect to each and any discovery made on the Buy-in Areas. Such independent options to be exercisable at any time from the date of the decision, pursuant to the relevant Joint Operating Agreement to appraise and/or develop any discovery arising from the execution of the Farmin Works until the Payout Date. Irrespective of the point in time upon which such option decision is taken, in no circumstances shall the method of payments to the Seller and Altwood by the Buyer vary from that of Gross Revenue Interest until the Payout Date. If the Payout Date precedes the date of the decision to appraise and/or develop any of the Petroleum discoveries, then the date on which the said option may be exercised shall be on or before the date of such decision.

4.6 Election by the Seller and/or Altwood to convert to Paying and Working Interests at the Payout Date, shall cause the Seller to refund to the Buyer, within 30 days after the date of election, the proportionate part of its capital expenditure to provide facilities for Petroleum production as though the Seller and/or Altwood had elected to convert to a Working Interest at the time of the agreement to appraise and/or develop that Petroleum discovery. Such refund shall not in any way affect the Buyer's Payout of the Farmin Works Costs as provided under Clause 4.1.


5    JOINT OPERATING AGREEMENT

5.1 After the Finishing Date of each Well of the Farmin Works the Parties shall, together with the Farmee and Altwood, be subject to and execute a Joint Operating Agreement in customary form providing, inter alia, for the principles set out in Schedule 7 to provide for the conduct of joint operations in respect of the relevant Buy-in Area.


5.2 In the event of a conflict between the provisions of this Agreement and the Joint Operating Agreement the provisions of this Agreement shall prevail.

6    FARMEE'S OBLIGATIONS AND REFUNDING OF PAYMENT TO BUYER

6.1 The Farmee has undertaken to the Seller and Altwood and the Buyer, that as set forth in Clause 2.1 of the Farmout Agreement, the Farmee shall conduct the Farmin Works, and with the benefit of all funds deposited in the Farmin Account, bear and hold harmless and indemnify the Seller and the Buyer against one hundred percent (100%) of the Farmin Works Costs.


6.2 If necessary, because of mechanical problems or bad hole conditions of whatever kind with the Drilling, other than impenetrable geological formations, the Farmee shall undertake the re-Spudding and re-Drilling of any such Farmin Wells ( "Substitute Farmin Well"); and

6.3 In the event that the Farmee partly or completely fails to carry out its obligations under the Farmout Agreement, for whatever reason, then the Farmee shall forfeit any rights to any monies remaining in the Farmin Account, and the Farmor shall have a further ninety (90) day period in which to elect to take up such interest and obligation of the Farmee in any un-Drilled Farmin Areas, or to return any funds remaining in the Farmin Account to the Buyer.

6.4 The Seller shall be obligated to refund to the Buyer an amount equal to all or the proportionate amount of the funds remaining in the Farmin Account, having been deposited therein under Clause 2, in the event that the default takes place by the Farmee, and its parent company as guarantor, as under Clause 19 of the Farmout Agreement. Such refund to be made by the Seller to the Buyer within ninety days of the Farmor's notice to the Farmee of the termination of the Farmee's interest in one or more of the Buy-in Areas.

6.5 The Seller shall be obligated to refund to the Buyer the proportionate amount of the funds deposited in the Farmin Account under Clause 2, if following the Finishing Date of each Farmin Well, and after having used all reasonable endeavours, the Farmor shall have failed to obtain the consent and approval of the Secretary as required hereunder. The proportionate amount to be refunded shall be equal to the amount of the Farmin Works Costs incurred with respect to any such Farmin Well.

6.6 Despite the provisions of Clause 6.4 the Seller may as an alternative to making a refund to the Buyer, opt to remedy the default of the Farmee and complete the Farmin Works.

6.7 The rights granted to the Buyer in this Clause 6 shall be in addition to, and not in substitution for, any other right or remedy which the Buyer may have hereunder or in the Farmout Agreement, and specifically, the existence or the exercise of those rights shall not deprive the Buyer either wholly or partially of any other right or remedy at law or in equity.

7    SEISMIC OPTION AND FURTHER OPTIONS

7.1 The Buyer to be given by the Seller the following option rights and offers of participation:-

(i) the option to Buy-in to one or more of a further 10 Option Areas under the same Buy-in percentage terms to those of the Buy-in Areas hereunder; and

(ii) the continuing option to earn into further areas located within the remainder of the Seller's current Licence Areas, with the exception of the Seller's existing producing and planned production projects, in and under the Licences, as set out in Schedule 11. Such option shall be exercised upon the same Buy-in percentage terms.provided in Clauses 4.1 and 4.3.
     Such continuing option rights may be exercised by the Buyer until the 31st December 2000. All Option Wells that the Buyer subsequently elects to drill hereunder and under Clause 7.1(ii) shall be spudded before 31st December 2001, unless otherwise agreed by the Seller, such agreement not to be unreasonably withheld, or as may be delayed by the Regulations. The Farmee or Buyer shall notbe required to drill any of the Option Areas of Clause 7.1(I) to exercise its rights under this Clause 7.1(ii).

7.2 In the event that the Seller should offer any farmin or buy-in opportunity involving its current or future production projects on lands not included in this Agreement, then the Buyer together with the Farmee shall be given the initial but non-exclusive opportunity to evaluate and accept the same.

7.3 The Farmee, and the Buyer, would have the right to participate together in the Option Areas after giving written notice to the Seller, on the same terms as set forth in this Agreement and the Farmout Agreement. For the avoidance of doubt such funding shall be on the part of the Buyer the provision of no more than 50 percent of the deemed cost of the Option Work Programme to acquire an after Payout 22.5 percent Working Interest and a
     24.5 percent Paying Interest in the applicable Option Areas; and on the part of the Farmee the provision of the remainder of the required funding to finish the Option Well programme to earn an after Payout 32 percent Working Interest and Paying Interest in the applicable Option Areas. The deemed cost of the Option Well programme to be agreed by the Farmee and Seller. If the Farmee and Seller are unable to agree, the deemed cost shall be determined by an independent drilling engineering consultant whose fee would be charged to the Joint Venture Account.

7.4 In the event that the Buyer or Farmee opts not to participate in one or more of the Option Areas by notice in writing to the Seller, then either of such Parties would have the right to proceed alone by:-

     a) the Farmee funding the full actual cost of the applicable Option Wells to earn an after Payout 56.5 percent Paying Interest and a 54.5 percent Working Interest in the applicable Option Areas.

     b) the Buyer funding the full deemed cost of the applicable Option Wells to earn an after Payout 47 percent Paying Interest and a 45 percent Working Interest in the applicable Option Areas, provided that the Farmor agrees to bear the risk of any actual costs in excess of the deemed full cost of such Option Wells.

7.5 The Seller, using the seismic data acquired under the Farmin Works, together other previous seismic and well data, shall interpret the same and make a proposal to the Farmee and the Buyer of those Option Areas worthy of Drilling by Farmin and Buyer funding. The Farmor would subsequently make a further proposal or proposals concerning Drilling under the further option rights of the Farmee and Buyer as under Clause 7.1 (ii). Any other such seismic reprocessing and interpretational work carried out by the Farmee on its own behalf, or jointly with the Buyer, shall be for its own account, and such work, its results and conclusions shall be supplied to the Farmor as soon as it shall be available to the Farmee or Buyer.

7.6 In the event that it is agreed by the Farmor that extenuating circumstances such as the failure to obtain planning consent even upon appeal or from an alternate surface site make the drilling of any of the seven Farmin Wells impossible, a Replacement Farmin Well may be proposed by the Farmee and or the Buyer for the approval of the Farmor. Such replacement well to be selected from amongst the ten (10) exploration leads or from any other exploration leads or prospects identified on the Farmor's licence areas as indicated in Clauses 7.1 and 7.2.

7.7 If the Farmee's obligation to conduct the Farmin Works or Option Work Programme are suspended in accordance with the terms of the Farmout Agreement, such period of suspension shall give an equal period of extension of the final Option Well Spud date given in Clause 7.1(ii) herein, provided that such extension period shall be no longer than twelve
     (12) months.

8    OPERATORSHIP

8.1 It has been agreed in the Farmout Agreement that the Farmin Works, with the exception of those activities detailed in Clause 12.2 therein, shall be operated by the Farmee on behalf of the Buy-in Party and the Farnor, in accordance with the Farmin Procedure of Schedule 12 of the Farmout Agreement. Such performance by the Farmee shall be as a Contract Operator on behalf of the Farmor, the Licence Operator. Thje Farmee shall obtain and maintain in full force and effect throughout the Farmin Period the appropriate insurance cover for the operation of the Farmin Works, to be paid for out of the Farmin Account. Such Insurance to include without limitation, third party liability and pollution clean-up insurance, automobile liability, comprehensive general liability, aircraft liability and well control insurance, as further detailed in Schedule 12 of the Farmout Agreement.

8.2 During the Farmin Period, the Farmor shall continue to operate on behalf of and with the approval of the Farmee, all geological, geophysical and lands aspects of the Farmin Works including:-

     a)  wellsite geological control and reporting;

     b)  preparation of the after well report books;

     c) geological/geophysical evaluation of the well results of the Farmin Works and the consequences for further activities. This and items a) and b) above to be for the Joint Venture Account;

     d) preparation for and the supervision of the 150 kms of technically suitable seismic survey work. In this the Farmor shall solicit contractor's bids and select the contractor with the approval of the Farmee acting reasonably, so that all possible cost savings may be made consistent with obtaining seismic data of acceptable quality as appropriate to the seismic acquisition problems of each survey area. Such costs to be for the Farmin Account; and

     e) lands/legal work in the securing of the planning consents and site lease agreements with landowners, for the seven Farmin Wells. Such activities to be for the sole cost and expense of the Seller, and to include the site lease costs to the Finishing Date of each Farmin Well. Thereafter such costs shall be for the Joint Venture Account .

8.3 The Farmee shall continue to carry out the function of Contractor Operator for any drilling activities on the Areas covering any Petroleum discovery resulting from the Farmin Works. In addition, the Farmee shall be Contract Operator for any Crude Oil production operations on such Areas.

8.4 The Seller shall be the Operator for any Natural Gas and Condensate production operations on the Areas.

9    TECHNICAL DATA

     Proprietary rights to technical data acquired in the performance of the Farmin Works including seismic data would be held pro-rata to the after Payout Working Interest percentages shown in the table set out in Clause
     4.3 above. However, the Buyer and its bona fide representatives would have the right to review all such data relative to the Areas.


10   ORDER OF EXECUTION OF THE FARMIN WORKS

10.1 The 150 km of 2D seismic programme shall be of suitable technical specification for the requirements of each Option Area and shall commence as soon as practicable following:

     (a) the execution of this Agreement and the Farmout Agreement;

     (b) the deposit by the Farmee of the second payment of nine hundred and twenty five thousand pounds Sterling (Pounds)925,000) into the Farmin Account, as required by the Farmout Agreement.

10.2 The Farmin Wells drilling programme shall, unless otherwise agreed with the Farmor, be conducted by the Farmee as a continuous drilling programme. The Farmin Wells drilling programme is based upon the Farmee using one (1) drilling rig and shall commence with the three Weald Basin wells, and then progress from Fenwick in the East Midlands to the drilling of the three Lancashire Plain Prospects as the last of the Farmin Wells. The Farmee may elect to use more than one (1) drilling rig thereby increasing the pace and changing the order of the drilling programme, as long as the Mythop and Plumpton prospects on the Lancashire Plain are the last of the Farmin Wells to be Drilled.

10.3 The Spudding of the first of the Farmin Wells shall be within ninety (90) days of the Effective Date of the Farmin Agreement, unless otherwise agreed by the Farmor .


11  SELLER'S REPRESENTATION AND WARRANTIES

     The Seller represents and warrants to the Buyer that, as at the date hereof:-

     (i)  the Licences are valid and subsisting and in full force and effect;

     (ii) subject to the provisions of the Licences, the Operating Agreement and this Agreement or to any matters arising by operation of law, the Licences are not subject to any lien, charge or other subsisting encumbrance;

    (iii) all Licence work programmes have been fulfilled in a timely fashion, or the consent of the Department of Trade & Industry has been obtained for any delay in such fulfilment, and the Licences are not subject to cancellation, reduction, relinquishment or termination within the next 12 months, other than EXL 269, and EXL 288, which undergo the mandatory fifty (50) percent relinquishment at the end of their first term as Petroleum Exploration and Development Licences.

     (iv) any royalty payments (or delivery of petroleum in lieu of royalties) and licence rentals which it is required to make to the Secretary have been made ;

      (v) all returns required in respect of the Licence to be made to the Secretary have been made; and

     (vi) it is not involved in, or aware of any threat of, any proceedings, claims or arbitration or other matter which could lead the Licences being revoked;

    (vii) it has all requisite corporate powers to execute this Agreement and to perform its obligations hereunder and such execution and performance has been duly authorised by all appropriate corporate action and will not constitute a breach of any arrangement or agreement such as the conditions and obligations of the Licences containing the Areas, to which it is a party;

   (viii) it has obtained all relevant rights from owners or occupiers of land to Drill upon the Wellsites, with the current exceptions of the Plumpton, Lingfield and Preesall Wellsites still under ongoing negotiations with the landowners;

     (ix) it has obtained all relevant local authority planning consents to permit the conduct of the conduct of the Farmin Works as provided herein;

     (x) it has obtained all relevant approvals from environmental control authorities to permit the conduct of the Farmin Works, and that to the best of its knowledge and belief there is no administrative action or procedure pending or planned to revoke or modify the same. The Farmor is not aware of any material environmental damage or non-compliance with environmental laws or regulations related to the Areas;

     (xi) it has good and marketable title to the Licences and the site leases in respect of the Areas, except the site leases for the Lingfield and Preesall Well sites for which it will make reasonable efforts to obtain.

   (xii) it shall not require the Buyer to undertake any further expenditure than the payment under Clause 2 in respect of activities under the Areas.


12   Buyers Representations and Warranties

     The Buyer represents and warranties that, as at the date hereof, it has all requisite corporate powers to execute this Agreement and to perform its obligations hereunder and such execution and performance has been duly authorised by all appropriate corporate action and will not constitute a breach of any arrangement or agreement to which it is a party.

13   CONFIDENTIALITY AND ANNOUNCEMENTS

13.1 Confidentiality Requirement

     Each Party entitled to information obtained hereunder or under the Farmout Agreement may use such information for its sole benefit. Such Parties shall take such measures with respect to operations and internal security as appropriate in the circumstances to keep confidential from and prevent disclosure to third persons all such information, except information which the Parties have expressly agreed among themselves to release the information disclosed by a Party:

     (a) when and to the extent required by the Regulations and securities laws applicable to such Party, provided that such Party shall invoke any confidentiality protection permitted by such Regulations and securities laws;

     (b) to an Affiliate, provided that, such Party shall be deemed to have required such Affiliate to maintain the confidential status of the disclosed information and that such affiliate shall be deemed to have accepted such obligation and that such Party shall be liable for any loss suffered by the other Parties, or any of them, because of the failure of such affiliate to maintain such information confidential;

     (c) to a third person to which such Party has been permitted to assign a portion of its interest hereunder, provided that a binding covenant is obtained from such third person prior to disclosure which provides that none of such information shall be disclosed by it to any other third person; and

     (d) to the legal, technical, financial or other professional consultants of such Party which require such information to provide their services to such Party or to a bank or other financial institution from which such Party is attempting to obtain financing, provided that a binding covenant is obtained from such consultant or financier, as the case may be, prior to such disclosure, which provides, inter alia, that none of such information shall be disclosed by it to any other third person or used for the purposes other than advising such Party or providing financing to such Party, as the case may be.

     The confidentiality and non-disclosure obligations in this Clause 13.1 shall not extend to information to the extent it is in the public domain, provided that, specific items of information shall not be considered to be in the public domain merely because such items are embraced by more general information in the public domain.

13.2  Confidentiality Requirement To Continue

     Any Party which otherwise ceases to be bound by the provisions of this Agreement shall remain bound by the provisions of this Clause with respect to information obtained hereunder or under this Agreement or under the Farmout Agreement until and to the extent that such information is in the public domain.


13.3  Announcements

     This Agreement shall remain confidential and no Party shall make any public announcement or statement with respect thereto without the consent of the other Party other than as may be required by law or the Regulations or the rules of any recognised Stock Exchange on which their respective shares are listed or to relevant government departments.


14   ASSIGNMENT

14.1 Except as provided in Clause 14.2 below, the respective rights and duties of the Buyer hereunder shall not be assigned without the prior written consent of the Seller, and the Seller shall have a pre-emption right over any such sale or assignment.


14.2 Should the Buyer desire or elect to sell or assign all or any part of its interests under this Agreement or its rights and interests in the Licence or Licence areas, Buyer shall promptly give written notice to Seller, with full information concerning its proposed sale or assignment, which notice shall include the name and address of the prospective purchaser or assignee (who must be ready, willing and able to purchase), the purchase price and all other terms of the offer. The seller shall then have an optional prior right for a period of thirty (30) days after receipt of the notice, to purchase on the same terms and conditions the interest which Buyer proposes to sell; provided, however, Seller shall have no preferential right to purchase in those cases where Buyer wishes to mortgage all or part of its interests or create lien rights on all or part of its interests, or to dispose of all or part of its interests by merger, reorganisation, consolidation or to sell all or substantially all of its assets or to dispose of all or part of its interest to a subsidiary, Affiliate or parent company or to a subsidiary of a parent company, or to any company or entity in which Buyer owns a minimum of a 25% economic interest. Any such sale or assignment shall be subject to the provisions of this agreement.

14.3 The provisions of this Agreement shall enure for the benefit of and be binding on the successors in title and permitted assignees of the Parties.


15   FORCE MAJEURE

15.1 Definition of Force Majeure

     In this Clause 15 "Force Majeure" means an occurrence beyond the reasonable control of the Party claiming suspension of an obligation hereunder, and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, blockade, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials or government restraint, action, delay or inaction.


15.2  Suspension of Obligations Due to Force Majeure

     If any Party is prevented by Force Majeure from fulfilling any obligation hereunder, the obligation so affected shall be suspended to the extent that the Party is prevented from performing such obligation for so long as the Force Majeure prevents the performance of such obligation and for such time thereafter as that Party may reasonably require to commence to fulfil such obligation. A Party prevented from fulfilling any obligation by Force Majeure shall promptly give the other Parties notice of the Force Majeure and the affected obligations, including reasonably full particulars thereof.


15.3  Obligation to Remedy

     The Party claiming suspension for an obligation by reason of Force Majeure shall promptly use all reasonable efforts to remedy the cause and effect of the applicable Force Majeure and such Party shall promptly give the other Parties notice when the force Majeure ceases to prevent the performance of the applicable obligation. The term of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of that Party, and that Party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the event of Force Majeure.


15.4  No Exception for Lack of Finances

     Notwithstanding anything else in this Clause 15, lack of finances shall not be considered an event of Force Majeure, nor shall any Force

     Majeure suspend any obligation for the payment of money due hereunder.


15.5  Surface Access Difficulties

     Notwithstanding any provision to the contrary contained herein, to the extent that surface conditions do not enable the Farmee to have access to the Farm-in Areas within the time period specified for the commencement and/or completion of an operation thereon, the Farmee shall give notice of same to the Farmor. If the Farmor consents, with such consent not unreasonably withheld, that operation may be postponed until such time as surface conditions permit access to the location of such operation, at which time the Farmee shall move the requisite equipment thereto in a timely manner.


16  MISCELLANEOUS

16.1 Relationship between the Parties

     This Agreement is not intended nor shall be deemed to constitute a partnership or association or any kind between the Parties.


16.2 Further Acts and Documents

     Each Party undertakes to do or procure to be done all such acts (including the execution of any appropriate documents) as may be necessary to consummate the transactions contemplated hereby or fully to give effect to the intent and purpose of this Agreement.


16.3 Notices

     Any notice pursuant to this Agreement shall be given in accordance with the following provisions:

     Notice to the Seller shall be given to:

     Independent Energy UK Limited
     Second Floor  Park House
     Park Street
     Maidenhead
     Berkshire
     SL6 1SL
     United Kingdom

     Attention  :    Mr W E Evans
     Telephone  :    01628 789062

     Facsimile  :    01628 671976


     Notice to the Buyer shall be given to:

     Vulcan Energy Limited
     c/o Vulcan Ventures Inc
     Suite 550
     110 - 110th Avenue N.W.
     Bellevue
     Washington
     98004
     USA

     Attention  :    Mr William D Savoy
     Telephone  :    + 425 453 1940
     Facsimile  :    + 425 453 1985


16.4 Liability to Stamp Duty

     It is agreed that in the event that any stamp duty becomes chargeable on this Agreement or any implementation documentation executed pursuant to and in performance of this Agreement it shall be dealt with in accordance with the Stamp Duty Agreement of even date herewith.


16.5 Costs and Expenses

     Each Party shall bear its own legal costs and expenses in connection with the preparation and execution of this Agreement.


16.6 Entirety of Agreement and Prior Agreements

     This Agreement and the instruments referred to herein constitute the entire agreement and understanding of the Parties in relation to the matters contained herein and supersedes any and all prior negotiations, proposals, statements of intent, correspondence and representations made by either or both of the Parties with respect thereto.


16.7 Amendment and Agreement

     This agreement may only be altered, varied or amended by a written instrument executed by the Parties.

17   GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with the Law of England and Wales and each of the Parties hereby irrevocably submit to the exclusive jurisdiction of the High Court of England and Wales.

18   ARBITRATION

     Any dispute or difference arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred to final and binding arbitration before a single arbitrator under the provisions of the London Court of International Arbitration, and may be confirmed and enforced by the High Court of England and Wales.

19  EFFECTIVE DATE

     This Agreement shall take effect on the Effective Date.


     IN WITNESS whereof this Agreement has been signed for and on behalf of the Parties


     _______________________

     SIGNED for and on behalf of
     INDEPENDENT ENERGY UK LIMITED



     _________________________

     SIGNED for and on behalf of
     VULCAN ENERGY LIMITED